Exhibit (23)-1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement (No. 333-___) on Form S-4 of Superior Bancorp (formerly, The Banc Corporation) of our reports dated March 16, 2006, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of The Banc Corporation for the year ended December 31, 2005. Our report dated March 16, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expressed an opinion that The Banc Corporation and subsidiaries had not maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
We also consent to the reference to our firm under the caption “Experts” in the joint proxy statement/prospectus, which is part of this Registration Statement.
/s/ Carr, Riggs & Ingram, LLC
Montgomery, Alabama
August 4, 2006